Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com

Contact:	Mark K. Tonnesen Chief Executive Officer 800-451-4872 ext. 1101 mtonnesen@tgic.com
TRIAD GUARANTY HIRES MCKENZIE
AS PRESIDENT AND CEO FOR ITS CANADA OPERATIONS
WINSTON-SALEM, NC, January 19, 2007— Triad Guaranty Inc. (NASDAQ: TGIC) announced that it has hired Gregory J. McKenzie as President and Chief Executive Officer, Triad Guaranty Insurance Corporation Canada (Triad Guaranty Canada), effective immediately. Mr. McKenzie will report to Mark K. Tonnesen, Chief Executive Officer, Triad Guaranty Inc. and President and Chief Executive Officer, Triad Guaranty Insurance Corporation. It is anticipated that Triad Guaranty Canada will commence operations during the second quarter 2007.
(Photo: http://www.newscom.com/cgi-bin/prnh/20070119/CLF026)
Mr. McKenzie will be responsible for leading the start-up of Triad’s Canadian operation, the strategic direction of the company, and its ultimate success.
“Greg is a seasoned senior executive with a proven track record of successfully running companies and building self-sustaining organizations,” stated Mr. Tonnesen. “He understands the Canadian market and has the experience and leadership skills to insure that Triad’s operations will be successful and achieve their rightful market share.”
Mr. McKenzie has over 25 years experience in growing and leading organizations that consistently exceed objectives and attain marketing leadership positions. Most recently, Mr. McKenzie lead Pitney Bowes Mail Services where he developed and implemented a strategic plan that delivered multiple years of superior growth and returns. Previously he was President and Chief Operating officer, Metaca Corporation where he led the business to become the #1 payment, loyalty and identification card company in Canada.
Mr. McKenzie holds a HBBA degree from Wilfrid Laurier University, Waterloo Ontario.
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     Triad Guaranty Inc.’ s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company’s web site at http://www.triadguaranty.com.
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